As filed with the Securities and Exchange Commission on August 9, 2000.

                                                      Registration No. 333-42486
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                               ------------------
                               AMENDMENT NO. 1 to
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                               ------------------
                              CYANOTECH CORPORATION
             (Exact name of registrant as specified in its charter)
             Nevada                                             91-1206026
(State or other jurisdiction                                    (I.R.S. Employer
 of incorporation or organization)                           Identification No.)

     73-4460 Queen Kaahumanu Highway, Suite 102, Kailua-Kona, Hawaii 96740 (808) 326-1353 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                               ------------------

                                 RONALD P. SCOTT
               Executive Vice President & Chief Financial Officer
                              Cyanotech Corporation
     73-4460 Queen Kaahumanu Highway, Suite 102, Kailua-Kona, Hawaii 96740 (808) 326-1353 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                               ------------------
                                   Copies to:
                              E. LAURENCE GAY, ESQ.
                        Goodsill Anderson Quinn & Stifel
                               1099 Alakea Street
                               Honolulu, HI 96813
                                 (808) 547-5600
                               ------------------

         Approximate date of commencement of proposed sale to public: From time to time after the effective date of this Registration Statement, as determined by the selling stockholders.
         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|
         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|
         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earliest effective registration statement for the same offering. |_| ____________
         If this Form is a post-effective amendment filed pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| ____________
         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|
                             (Calculation of Registration Fee on following page)

                         CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------------------------------
                                                               Proposed Maximum     Proposed Maximum
                                             Amount to be       Offering Price     Aggregate Offering       Amount of
         Title of each Class of             Registered(1)        Per Share(2)           Price(2)          Registration
      Securities to be Registered                                                                            Fee(2)
----------------------------------------- ------------------- ------------------- --------------------- ------------------
Common Stock                                 $916,667 sh.        $1.77                $1,622,501          $429.00
========================================= =================== =================== ===================== ==================

(1) Shares of Common Stock which may be offered pursuant to this Registration Statement are issuable upon conversion of $1,250,000 principal amount of 6% Convertible Subordinated Debentures due April 30, 2002, that are convertible into 833,333 Shares of Common Stock, and 83,334 Shares of Common Stock are issuable on exercise of Warrants issued to the Placement Agent for the Debentures. In addition to the shares set forth in the table, the amount to be registered includes in accordance with Rule 416 an indeterminate number of shares issuable upon conversion of the Debentures and upon the exercise of Warrants, as such number may be adjusted as a result of stock splits, stock dividends and similar transactions.

(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) on the basis of the average of the high and low prices of the Common Stock as quoted on the NASDAQ National Market on July 24, 2000.

PROSPECTUS

                              CYANOTECH CORPORATION
                         916,667 SHARES OF COMMON STOCK

                                   -----------


         This prospectus is being used in connection with offerings from time to time by some of our stockholders. You should read this prospectus and any prospectus supplements carefully before you decide to invest.

         The selling stockholders collectively own the following stock being registered here:

                833,333 shares of common stock issuable on conversion of 6% Convertible Subordinated Debentures due April 30, 2002 currently held by the selling stockholders.

                83,334   shares   of  common   stock  issuable  on  exercise  of
                outstanding warrants.

         All of the Common Stock sold under this prospectus will be sold for the account of stockholders. We will receive no proceeds from the sale.

         Our common stock is quoted on the NASDAQ National Market under the symbol "CYAN." The last reported sale price of the common stock on the NASDAQ National Market on August 9, 2000 was $1.625 per share.


         INVESTING IN THE COMMON STOCK INVOLVES RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 3 BEFORE BUYING OUR COMMON STOCK.

         The selling stockholders from time to time may offer and sell the shares they hold on the NASDAQ National Market through broker-dealers, or directly to one or more purchasers, at market prices prevailing at the time of sale or at prices otherwise negotiated. The selling stockholders reserve the sole right to accept or reject, in whole or in part, any proposed purchase of the shares made directly or through agents. More information on the selling stockholders and how they will sell their shares is provided in the section entitled "Plan of Distribution."

         Each selling stockholder may be deemed to be an underwriter under the Securities Act of 1933, as amended.

         The mailing address of our principal executive office is 73-4460 Queen Kaahumanu Highway, Suite 102, Kailua-Kona, Hawaii 96740, and the telephone number is (808) 326-1353. We are a Nevada corporation. We may be referred to in this prospectus as Cyanotech, the Company, we, us or our.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                 The date of this prospectus is August 9, 2000.

         WE HAVE NOT AUTHORIZED ANYONE TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ABOUT THE COMPANY THAT IS DIFFERENT FROM, OR IN ADDITION TO, THAT CONTAINED IN THIS PROSPECTUS. THEREFORE, IF ANYONE DOES GIVE YOU INFORMATION OF THIS SORT, YOU SHOULD NOT RELY ON IT. IF YOU ARE IN A STATE WHERE AN OFFER TO SELL, OR THE SOLICITATION OF AN OFFER TO BUY, ANY OF THE SECURITIES OFFERED BY THIS PROSPECTUS IS UNLAWFUL, OR IF YOU ARE A PERSON TO WHOM IT IS UNLAWFUL TO DIRECT THESE KINDS OF OFFERS, THE OFFER PRESENTED IN THIS PROSPECTUS DOES NOT EXTEND TO YOU. THIS PROSPECTUS SPEAKS ONLY AS OF THE DATE OF THIS PROSPECTUS UNLESS THE INFORMATION SPECIFICALLY INDICATES THAT ANOTHER DATE APPLIES.

                                TABLE OF CONTENTS


FORWARD-LOOKING STATEMENTS.............................................        3

THE COMPANY............................................................        3

RISK FACTORS...........................................................        3

USE OF PROCEEDS........................................................        8

SELLING STOCKHOLDERS...................................................        8

PLAN OF DISTRIBUTION...................................................       10

LEGAL MATTERS..........................................................       11

EXPERTS  ..............................................................       11

WHERE YOU CAN FIND MORE INFORMATION....................................       12

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE........................       12

                           FORWARD-LOOKING STATEMENTS

         Some statements under "Summary," "Risk Factors," and elsewhere in this prospectus and in documents referred to are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results to be materially different from any future results, expressed or implied by such forward-looking statements. We caution you that such forward-looking statements are not guarantees of future performance. Our actual results could differ materially from those anticipated by such forward-looking statements due to a number of factors, some of which are beyond our control. All such forward-looking  statements  are  current  only  as of the  date on  which  such statements were made. We do not assume any obligation to update any forward-looking statement to reflect events or circumstances after the date on which any such statement is made or to reflect the occurrence of unanticipated events. We particularly urge readers to consider the factors described under the heading Risk Factors. Those risks and the other economic, competitive and other factors noted elsewhere in this prospectus and in our recent filings with the Securities and Exchange Commission, including our Form 10-K, constitute cautionary statements that identify risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements.

                                   THE COMPANY

         We develop and commercialize natural products from microalgae for the nutritional supplement, animal pigmentation, and immunological diagnostics markets. Microalgae are microscopic plants which have a wide range of physiological and biochemical characteristics and contain high levels of natural nutrients. Microalgae grow much faster than land-based plants. Cyanotech uses proprietary production and harvesting systems which eliminate many of the stability and contamination problems frequently encountered in the production of microalgae.

         Our principal revenues are sales of microalgae-based "Spirulina" products for the vitamin and supplement market, which for the United States alone is estimated at $14.9 billion. Spirulina Pacifica(R) is our unique strain of Spirulina. It is a vegetable-based, highly absorbable source of natural beta carotene, mixed carotenoids and other phytonutrients, B vitamins, gamma linolenic acid, protein and essential amino acids. We market our products in the United States and 37 other countries through retail, wholesale, and private label channels.

         We also produce astaxanthin from microalgae for use as animal pigmentation. Astaxanthin is a red pigment used primarily to impart a pink color to the flesh of pen-raised fish and shrimp. Our astaxanthin product, NatuRose(R), competes against synthetic astaxanthin. Sales of NatuRose have been limited, we believe, by the reluctance of the aquaculture industry to switch from Hoffmann-LaRoche, the major supplier of this key ingredient.

         The Company believes that natural astaxanthin may offer certain health benefits for humans. We obtained market clearance from the U.S. Food and Drug Administration ("FDA") in August 1999 to sell the product as a dietary supplement. The Company has developed and launched a natural astaxanthin dietary supplement, called BioAstin(TM), which we believe can retard and ameliorate fever blisters and canker sores, as well as carpal tunnel syndrome; provide protection from sunburn by ultraviolet light; and relieve muscle soreness after strenuous exercise.

         Cyanotech also produces phycobiliproteins from microalgae for the medical and biotechnology research industry. Phycobiliproteins are highly fluorescent pigments used as tags or markers in many kinds of biological assays. Sales of phycobiliproteins accounted for about 3% of our sales for the year ended March 31, 2000.

                                  RISK FACTORS

         In addition to the other information we provide in this prospectus, you should carefully consider before deciding to invest in our common stock the following risks and the risks outlined in the documents incorporated by reference. These are, however, not the only risks we face. Some risks are not yet known to us and there are others we do not currently believe are material but could later turn out to be so. All of these could hurt our business. The trading price of our common stock could decline because of general market conditions or because any or all of these risks come to pass.

WE HAVE A HISTORY OF LOSSES FROM OPERATIONS AND FLUCTUATIONS IN OPERATING
RESULTS.

         We have reported losses from operations in each of the past three fiscal years and had an accumulated deficit of $7,803,000 at March 31, 2000. If losses from operations continue, the market price for the common stock and our ability to maintain existing financing and obtain new financing could be adversely affected. We may not be able to achieve consistent profitability in the future. We have experienced quarterly fluctuations in operating results and anticipate that these fluctuations may continue in future periods. A significant portion of our expense levels are fixed and, if sales are below expectations, the adverse impact may be magnified by the inability to adjust spending quickly enough.


WE MAY NEED ADDITIONAL CAPITAL AND OUR ABILITY TO OBTAIN ADDITIONAL CAPITAL IS CURRENTLY RESTRICTED.

         We believe that borrowings available under our secured term loan facility, together with the proceeds from our recently issued $1,250,000 principal amount of 6% Convertible Subordinated Debentures together with internally generated funds will be sufficient to fund our requirements for working capital and capital expenditures through the end of fiscal 2001. However, we may need to raise additional funds to finance expansion programs, and we cannot ensure that our financial performance will generate sufficient funds. Also, on April 30, 2002, we will require funds to repay the debentures if they have not been converted prior to that date by the holders.

         Our existing secured term loan facility has a limit of $3,500,000, of which $1,857,000 was applied on April 21, 2000 to repay prior debt and closing costs, and of which $500,000 is being held by the lender in a maintenance reserve account. Capital expenditures are limited each year to $500,000. Covenants in this term loan require us to maintain certain levels of eligible receivables and inventory and also require us to maintain financial covenants for tangible balance sheet equity, debt to net worth ratio, current ratio and debt service coverage, and restrict us from incurring additional secured indebtedness from third parties. Substantially all of our assets are pledged as collateral for repayment of the term loan. Our collateral pledge may make it more difficult for us to obtain additional financing on advantageous terms, if at all.

WE ARE IN PATENT LITIGATION WITH A COMPETITOR.

         The Company is a party to a suit involving patent rights and trade secrets with an astaxanthin competitor, Aquasearch, Inc. We alleged misappropriation of trade secrets and other claims. Aquasearch alleged patent infringement, misappropriation of trade secrets, and other claims against us. In December 1999, the U.S. District Court for the District of Hawaii denied our motion for partial summary judgment on non-infringement and invalidity of the Aquasearch patent, and granted Aquasearch's motion for partial summary judgment that we infringe such patent. The Court also granted Aquasearch's motion that we misappropriated their trade secrets and committed a breach of contract. The Company continues to press its claims against Aquasearch and believes that the outcome will not have a material adverse effect on it. However, the outcome of this suit is difficult to predict, and if Aquasearch should predominantly prevail, there could be a material adverse effect on the Company's financial condition and operations.

WE RELY PRINCIPALLY ON A SINGLE PRODUCT.

         Spirulina Pacifica, our principal product, accounted for 87% and 91% of net sales for the years ended March 31, 2000 and 1999. We anticipate that sales of our Spirulina products will continue to constitute a substantial portion of net sales during fiscal 2001. Any material decrease in the overall level of sales of, or the prices for, our Spirulina products, whether as a result of competition, change in consumer demand, increased worldwide supply of Spirulina or any other factors, would have a material adverse effect on our business, financial condition and results of operations. Moreover, we have suspended new product development, such as a bio-engineered mosquitocide and our aldolase catalytic antibody, in line with our goal of returning to profitability as quickly as possible. There can be no assurance that new commercial products will be developed even if development resumes in the future. Our inability to successfully develop or commercialize additional products could have a material adverse effect on our business, financial condition and results of operations.

WE DEPEND ON A SINGLE CUSTOMER FOR OVER 10% OF OUR SALES.

         Approximately 23% of our net sales for fiscal 2000 were to a single customer, Spirulina International B.V., a Spirulina marketing and distribution company based in Europe. Sales to this customer were 11% of net sales for the prior fiscal year. Loss of this business could have a material adverse effect on the Company.

WE FACE STRONG COMPETITION IN OUR MARKETS.

         Our Spirulina products compete with a variety of vitamins, dietary supplements, other algal products and similar nutritional products available to consumers. The nutritional products market is highly competitive. It includes international, national, regional and local producers and distributors, many of whom have greater resources than Cyanotech, and many of whom offer a greater variety of products. Our direct competition in the Spirulina market currently is from Dainippon Ink and Chemical Company's Earthrise facility in California and several large farms in China. To a lesser extent, we compete with numerous smaller farms. Packaged consumer products marketed under our Nutrex brand also compete with products marketed by health food manufacturing customers of Cyanotech who purchase bulk Spirulina from us and package it for retail sales. A decision by another company to focus on Cyanotech's existing or target markets or a substantial increase in the overall supply of Spirulina could have a material adverse effect on our business, financial condition and results of operations. There can be no assurance that we will not experience competitive pressure, particularly with respect to pricing, that could materially and adversely affect us.

         Our natural astaxanthin product, NatuRose, competes directly with the synthetic astaxanthin product produced and marketed for the commercial feed and aquaculture industry worldwide by Hoffmann-LaRoche. In addition, several other companies have announced plans to produce commercial quantities of natural astaxanthin from microalgae and Phaffia yeast. We are unaware of any studies indicating that natural astaxanthin for such use has any benefits not provided by synthetic astaxanthin. There can be no assurance that our NatuRose product can compete with synthetic astaxanthin, which could materially and adversely affect our business.

         Our human use astaxanthin product, BioAstin, was the first commercially available microalgae-based astaxanthin product in the United States. AstaCarotene AB ("AstaCarotene") of Sweden produces and sells a microalgae-based human use astaxanthin product in Europe. Aquasearch Inc. ("Aquasearch"), a development-stage company based in Hawaii, claims to be producing natural astaxanthin from microalgae for such use, but has not yet generated significant sales revenue.

WE ARE SUBJECT TO THE UNCERTAINTIES OF GOVERNMENT REGULATION.

         Our products, potential products, manufacturing and research activities are subject to regulation by a number of government authorities in the United States and in other countries, including the Food and Drug Administration ("FDA"), pursuant to the Federal Food, Drug and Cosmetic Act. The FDA regulates, to varying degrees and in different ways, dietary supplements, other food products, diagnostic medical devices and pharmaceutical products, including their manufacture, testing, exportation, labeling, and, in some cases, advertising.

         We are also subject to regulation with respect to labeling of products, importation of organisms, and occupational safety, among others. Such regulations and policies are subject to change and depend heavily on administrative policies and interpretations. We work with foreign distributors to ensure our compliance with foreign laws, regulations and policies. There can be no assurance, however, that changes with respect to federal, state and foreign laws, regulations and policies, and, particularly with respect to the FDA or other such regulatory bodies, with possible retroactive effect, will not have a material adverse effect on our business, financial condition and results of operations.

         The Federal Dietary Supplement Health and Education Act ("DSHEA") regulates the use and marketing of dietary supplements, including vitamin products. DSHEA also establishes Good Manufacturing Practices ("cGMP") requirements for dietary supplements. It also regulates the labeling of dietary supplements. We believe, though there can be no assurance, that Spirulina, marketed as a dietary supplement, is exempt from FDA regulation as a food additive.

         Our Spirulina manufacturing processes and our contract bottlers are required to adhere to cGMP as prescribed by the FDA. We believe that we are currently in compliance with all applicable cGMP and other food regulations but there can be no assurance that Cyanotech can continue to meet applicable FDA manufacturing requirements. The use of Spirulina as a food additive for seasoning on salads or pasta or for other food uses has not been cleared by the FDA. We currently market our product for these food uses on the basis of our belief that its use in these food applications is generally recognized as safe and therefore is not subject to FDA pre-market clearances as a food additive.

         Our natural astaxanthin product, NatuRose, has received clearance for use as a feed and food color additive in Japan and Canada and has received organic registration for use in feed in New Zealand but will need clearance for use as a feed color additive in the United States. We are actively pursuing clearance for such use with the FDA and anticipate final approval by the summer of 2000. The process of obtaining clearances for a new color additive is expensive and time consuming. No assurances can be given that any of our proposed products intended for use as a feed additive will be approved for use in the United States on a timely basis, if at all.

         Sales of our astaxanthin product, BioAstin, are regulated in the United States by the FDA and the DSHEA rules. Our BioAstin products received FDA market clearance in August 1999.

WE ARE IN A BUSINESS WITH UNIQUE RISKS.

         Many unique compounds have been identified in microalgae. However, the efficient and cost effective commercial production of microalgae is elusive. Many microalgae culture systems over the last 20 years have failed. Microalgae produced for food supplements are typically cultivated and harvested outdoors. Production is significantly affected by climate, weather conditions and the chemical composition of the culture media. Without consistent sunlight, warm temperature, low rainfall and proper chemical balance, microalgae will not grow quickly. Longer harvesting cycles mean decreased pond utilization and increased cost. Furthermore, microalgal growth requires a nutrient rich environment. High nutrient levels in the ponds promote the growth of unwanted organisms, or "weeds," if the chemical composition of the ponds changes from its required balance. If contamination occurs, a pond must be emptied, cleaned and refilled, a process that decreases pond utilization and increases production costs.

OUR INTELLECTUAL PROPERTY IS DIFFICULT TO PROTECT.

         We rely on a combination of trade secrets, contracts, and patent, copyright and trademark law protection to establish and protect the intellectual property rights that are so critical to our success. There can be no assurance that we will be able to protect our technology adequately or that competitors will not be able to develop similar technology independently. In addition, the laws of certain foreign countries may not protect the Company's intellectual property rights to the same extent as the laws of the United States. Litigation in the United States or abroad may be necessary to enforce our patent or other intellectual property rights, to protect our trade secrets, to determine the validity and scope of the proprietary rights of others or to defend against claims of infringement. Such litigation, even if successful, could result in substantial costs and diversion of resources and could have a material adverse effect on our business, results of operations and financial condition. Additionally, if any such claims are asserted against us, we may seek to obtain a license under the third party's intellectual property rights. There can be no assurance, however, that a license would be available on terms acceptable or favorable to us, if at all.

OFFICERS AND DIRECTORS HOLD A SUBSTANTIAL STOCK INTEREST.

         As of June 30, 2000, executive officers and directors of the Company (seven persons) beneficially owned approximately 15% of the Company's Common Stock, assuming conversion of all outstanding shares of the Company's Preferred Stock. Thus, our management is in a position to influence to a significant degree the direction and policies of the Company, the election of our Board of Directors and the outcome of other matters requiring stockholder approval.

OUR SUCCESS IS DEPENDENT ON THE CONTINUED SERVICE OF OUR KEY PERSONNEL.

         The Company is and will continue to be dependent upon the efforts and abilities of a number of current key personnel. None of the current officers has an employment agreement with the Company. Inability to attract and retain our management and associates could have a material adverse effect on the business, financial condition and results of operations of the Company.


SALES TO DISTRIBUTORS AND MANUFACTURERS AND INTERNATIONAL SALES ACCOUNT FOR A SUBSTANTIAL PORTION OF OUR REVENUES.

         The majority of our bulk Spirulina sales are to companies with their own Spirulina product lines. Some of these companies identify and promote Cyanotech's Hawaiian Spirulina in their products, others do not. We also sell directly to health food manufacturers. Consumer products are sold through distributors and brokers. Thus we are largely dependent on the efforts of third parties to reach the ultimate consumers of our products.

         In the years ended March 31, 2000 and 1999, international sales accounted for approximately 46% and 40%, respectively, of our net sales. Our business, financial condition and results of operations may be materially and adversely affected by any difficulties associated with managing accounts receivable from international customers, tariff regulations, imposition of governmental controls, political and economic instability or other trade restrictions. Although our international sales are currently denominated in United States dollars, fluctuations in currency exchange rates could cause our products to become relatively more expensive to customers in the affected country, leading to a reduction in sales in that country.

THE DIVIDEND ARREARAGE ON OUR PREFERRED STOCK IS SUBSTANTIAL.

         The Company had outstanding on June 30, 2000, 371,031 shares ($1,855,155 - liquidation preference plus unpaid cumulative dividends) of Series C Preferred Stock, convertible into 1,855,155 shares of Common Stock on or before February 23, 2002. These shares are entitled to an 8% annual dividend that has not been paid and until it is paid no dividends may be declared or paid on the Common Stock. There was on June 30, 2000 a $1,635,000 dividend arrearage. The cumulative but unpaid dividends are foregone upon conversion, but must be paid on liquidation of the Company. The consent of the holders of the Preferred Stock is required to modify their present rights or to sell all or substantially all of the Company's assets.

WE PAY NO DIVIDENDS ON OUR COMMON STOCK.

         The Company has never paid any cash dividends on its Common Stock and does not anticipate paying cash dividends on the Common Stock in the foreseeable future. The payment of dividends on the Common Stock by the Company will depend on its earnings, its financial condition, the payment of the Series C Preferred Stock dividend arrearages, and other business and economic factors affecting the Company as the Board of Directors considers relevant.

"PENNY STOCK" RULES.

         The Company's Common Stock is presently traded on the National Association of Securities Dealers Automated Quotation ("NASDAQ") National Market System, which requires that we have a minimum bid price of $1.00 for our common stock to qualify for continued listing. The low bid price for common stock in fiscal 2000 for each of the quarters ended June 30, September 30, December 31 and March 31 was $.59, $.72, $.50 and $1.00, respectively, and the last traded price on August 9, 2000 was $1.625. If the common stock is delisted, then brokers engaged in transactions in the stock would be required to provide customers with a risk disclosure document and the amount of the compensation of the broker/dealer in the transaction and monthly account statements showing the market values of the amount of the stock held in the customer's accounts. If brokers become subject to these "penny stock" rules, they would be less willing to engage in transaction involving our stock, thereby making it more difficult for investors to dispose of their shares.

WE ARE SUBJECT TO PRODUCT LIABILITY RISKS.

         Use of our products in human consumption may expose the Company to liability claims, although the Company has not been subject to any such claims to date. The Company conducts regular quality assurance tests, but there can be no assurance that the Company's products will not suffer contamination at the Company's facilities or in the distribution channel, which could in turn cause injury to consumers. The Company does not believe that natural beta carotene increases health risks. There has been one study released in January 1996, however, that indicated that among smokers and persons who worked with asbestos, users of synthetic beta carotene had a higher incidence of death from lung cancer and heart disease. The Company maintains product liability insurance in limited amounts for products involving human consumption. There can be no assurance that the Company's insurance will be adequate or will remain available to cover any liabilities arising from use of its products. A contamination problem, product liability claim or recall of products could have a material adverse effect on the Company's business, financial condition and results of operations.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of shares of our common stock by the selling stockholders but have agreed to bear all expenses of registration of the selling stockholders' shares under federal and state securities laws. See "Plan of Distribution."

                              SELLING STOCKHOLDERS

         The following table sets forth information, received through July 25, 2000, with respect to the number of shares of common stock that would have been owned beneficially by the selling stockholders prior to this offering if all their Debentures had been converted and they had exercised all of their Warrants. These are the shares to be registered and sold under this prospectus. The information is based on information provided by or on behalf of the selling stockholders. The selling stockholders and holders listed in any supplement to this prospectus, and any transferors, pledgees, donees or successors to these persons, may from time to time offer and sell, pursuant to this prospectus and any subsequent prospectus supplement, any and all of these shares. Any supplement to this prospectus may contain additional or varied information about the selling stockholders or such other holders, and the shares beneficially owned by each such person.

         The selling stockholders may offer all, some or none of the common stock listed below. Therefore, no estimate can be given as to the amount or percentage of the common stock that will be held by the selling stockholders upon termination of any of the sales. Also, the selling stockholders identified below may have sold, transferred or otherwise disposed of all or a portion of their Debentures, Warrants or underlying common stock since the date on which they provided the information to us.

         The shares offered by this prospectus may be offered from time to time by the selling stockholders named below:
                                                            NUMBER OF SHARES OF
                                                                COMMON STOCK
                SELLING  STOCKHOLDER (1)                    INCLUDED IN OFFERING
                --------------------                        --------------------

        Beneficial Owners of Debentures:
        -------------------------------
        A. Raymond ABT Grantor Trust                                 13,333
        Robert W. Allen                                              33,333
        Alvin R. Bonnette Rev Trust                                  16,667
        E.H. Arnold                                                  50,000
        Gary P. Arnold                                               66,667
        Keith Becker                                                 33,333
        John Bertsch                                                 20,000
        Leonard C. Blade                                              6,667
        Charles Brand                                                16,667
        John C. Clifford                                             20,000
        Delaware Charter Guarantee &
                Trust Trustee FBO:  Edward Brody                      6,667
        Francis and Guerino Deluca                                   26,667
        Steven J. Dennis                                              6,667
        Lloyd B. Embry                                               10,000

        Harry M. Farnham III and Cynthia G. Farnham                  16,667
        Dennis Fortin                                                33,333
        Anthony J. Hegler                                             6,667
        Jeffrey G. and Mary A. Hipp                                  10,000
        Ronald Johnson                                               10,000
        Howard Kalka                                                 20,000
        Marla and Larry Kaplan                                        6,667
        Randall S. Knox                                               6,667
        Gustave and Lydia Levonson                                   33,333
        Donald B. and Jacqueline M. McCulloch                         6,667
        Louis G. Miller                                              20,000
        Fred Ostad                                                    6,667
        Robert G. Paul                                               20,000
        Sanford R. Penn                                              13,333
        Louis Porga                                                   6,667
        Le Randle, Jr.                                                6,667
        David Random                                                  6,667
        Shadow Capital LLC                                           33,333
        Howard Smith                                                  6,667
        William C. Smith, Jr.                                         6,667
        William C. Steele                                             6,667
        Arthur D. and Marie E. Sterling                              33,333
        Taglich Brothers, Inc. FBO: Michael N. Taglich
                401(k) Plan (2)                                      26,666
        Taglich Brothers, Inc. FBO: Robert F. Taglich
                401(k) Plan (2)                                      26,666
        Susan E. Thorstenn                                            6,667
        Richard A. Unverferth                                        13,333
        U. S. Bank N. A., Trustee, Dorsey and Whitney
                Master Trust                                          6,667
        Wafgal Limited                                                6,667

        Thomas J. Waggoner                                           20,000
        Richard C. Oh (2)                                               667
        Vincent Palmieri (2)                                            667
        Robert C. Schroeder (2)                                       4,000
        Douglas E. Hailey (2)                                         8,000
        Michael N. Taglich (2)                                       23,333
        Taglich Brothers, Inc. (2)                                   46,663
                                                                   --------
             Total ..............................................   833,333

        Beneficial Owners of Warrants: (1)(2)
        -----------------------------
        Richard C. Oh                                                 3,000
        Vincent Palmieri                                              3,000
        Gina Sciannameo                                                 500
        Tere D'Silva                                                    500
        Laura A. Conroy                                               2,000
        Luis Martins                                                  1,000
        Michael C. Roesler                                            1,000
        William G. Ryon                                               1,500
        Francisco J. Clough                                           1,000
        Douglas E. Hailey                                            20,800
        Robert C. Schroeder                                           7,000
        Michael N. Taglich                                           21,017
        Robert F. Taglich                                            21,017
                                                                    -------
             Total ...............................................   83,334

(1) None of the selling stockholders beneficially owned any other shares of our Common Stock prior to this offering.

(2) None of the selling stockholders has had a material relationship with the Company within the past three years, except for these holders who are all affiliates of Taglich Brothers, Inc., the broker-dealer which acted as Placement Agent for the Debentures and which received the Warrants as part of its compensation for such services.

                              PLAN OF DISTRIBUTION

         This prospectus relates to the offer and sale from time to time by the selling stockholders of up to 916,667 shares of our common stock. The selling stockholders will act independently of Cyanotech Corporation in deciding to sell their shares. We will not receive any proceeds when the selling stockholders sell their shares.

         Shares of our common stock covered by this prospectus and any prospectus supplement may be offered and sold from time to time by the selling stockholders in one or more transactions. The selling stockholders, including their transferees, pledgees or donees or their successors, may sell or dispose of the shares being offered here in various ways:

         -      on the NASDAQ National Market through broker-dealers;
         - in negotiated private transactions or otherwise, including an underwritten offering;
         - by pledge or by grant of a security interest in the shares to secure debts and other obligations;
         - through the distribution of the shares by a selling stockholder to its partners, members or stockholders; or
         -      in a combination of any of the above transactions.

         In connection with the sale of the common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. These broker-dealers or other financial institutions may in turn engage in short sales of the common stock and deliver these securities to close out these short positions. They also may lend or pledge the common stock to broker-dealers that in turn may sell these securities.

         The selling stockholders may sell their shares by block trade or otherwise, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices or at fixed prices. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of the common stock to be made directly or through agents.

         The selling stockholders may sell their shares directly to purchasers or may use underwriters, broker-dealers or agents to sell their shares.
Underwriters, broker-dealers or agents who sell the shares may receive compensation in the form of discounts, concessions, or commissions from the selling stockholders or they may receive compensation from purchasers of the shares for whom they acted as agents or to whom they sold the shares as principal, or both. The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of their common stock may be deemed to be "underwriters" within the meaning of the Securities Act. Any discounts, commissions, concessions or profits received by these underwriters, broker-dealers or agents or agents on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are "underwriters" within the meaning of the Securities Act, will be subject to the prospectus delivery requirements of the Securities Act.

         We will pay all fees and expenses incurred in connection with preparing and filing this prospectus and any prospectus supplement and the registration statement and any amendments to those documents. The selling stockholders will pay any brokerage commissions and similar selling expenses.

         We have agreed to keep the registration statement, of which this prospectus and any subsequent prospectus supplements constitute a part, effective for three years from its effective date or until all of the common stock covered by this registration statement has been sold, whichever occurs first. We cannot assure that the selling stockholders will sell all or any of the shares of common stock offered here.

         Under the registration rights agreement with the selling stockholders, we have agreed to indemnify the selling stockholders, and the selling stockholders have agreed to indemnify us, and each of us has agreed to indemnify other persons named or described in the registration rights agreement, in each case against various liabilities, including some liabilities arising under the Securities Act of 1933, as amended, in connection with the offer and sale of the common stock sold hereunder by the selling stockholders. These indemnification obligations of ours and the selling stockholders generally include obligations to indemnify any underwriter that participates in the offering or sale of the common stock by the selling stockholders and any person who controls each underwriter.

         Under the securities laws of certain states, the securities may be sold in such states only through registered or licensed brokers or dealers.

                                  LEGAL MATTERS

         The validity of the common stock offered under this prospectus will be passed upon by Woodburn and Wedge, Reno, Nevada.

                                     EXPERTS

         The consolidated financial statements and schedule of Cyanotech Corporation and subsidiaries as of March 31, 2000 and 1999, and for each of the years in the three years ended March 31, 2000, have been incorporated by reference in this registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

         This prospectus is part of a registration statement on Form S-3 that we filed with the Commission. Some information in the registration statement has been omitted from this prospectus in accordance with the rules of the Commission. We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended ("Exchange Act"), and accordingly, file reports, proxy and information statements and other information with the Securities and Exchange Commission. You may read and copy all or any portion of the registration statement as well as the reports, proxy and information statements and other information that we have filed with the Commission at the Commission's public reference rooms maintained at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission: Seven World Trade Center, 13th Floor, New York, New York 10048, and Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You can request copies of these documents upon payment of a duplicating fee, by writing to the Commission. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our filings with the Commission are also available to you on the Commission's Internet side (http://www.sec.gov). Our common stock is quoted on The Nasdaq National Market under the symbol "CYAN". Reports, proxy and information statements and other information concerning the Company may also be inspected at The Nasdaq Stock Market at 1735 K Street, NW, Washington, D.C. 20006.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The Commission allows us to incorporate by reference certain of our publicly-filed documents into this prospectus, and such information is considered part of this prospectus. Information that we file with the Commission after the date of this prospectus will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the Commission under Sections 13(a), 13(c), 14 (except for any reports of our Compensation and Stock Option Committee included therein) or 15(d) of the Exchange Act until the selling stockholders have sold all the shares of common stock described in this prospectus or until we have de-registered any remaining unsold shares.

         The following documents filed with the Commission (File No. 0-146-02) are incorporated by reference in this prospectus:

         (1)   Our Annual Report on Form 10-K for the year ended March 31, 2000;

         (2) Our Proxy Statement, filed with the Commission on July 10, 2000 (except for the Compensation and Stock Option Committee Report included therein); and

         (3) The description of our common stock set forth in our Registration Statement on Form 8-A, including any subsequent amendment or report filed for the purpose of updating that description.

         We will furnish to you, without charge, on your written or oral request, a copy of any or all of the documents incorporated by reference herein, other than exhibits to such documents. You should direct any requests for documents to Secretary, Cyanotech Corporation, 73-4460 Queen Kaahumanu Highway, Suite 102, Kailua-Kona, Hawaii 96740, telephone: (808) 326-1353.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14:  Other Expenses of Issuance and Distribution

         The following table sets forth the cost and expenses payable by the registrant in connection with the sale of the securities being registered. The registrant will bear no expenses in connection with any sale or other distribution by the selling stockholders of the shares being registered other than the expenses of preparation and distribution of this registration statement and the prospectus included in this registration statement. Such expenses are set forth in the following table. All of the amounts shown are estimates except the SEC registration fee and the Nasdaq National Market Listing Fee.

         SEC registration fee                                           $   429
         NASDAQ National Market Listing fee                             $ 9,167
         Legal Fees and Expenses                                        $15,000
         Accounting Fees and Expenses                                   $ 7,000
         Miscellaneous expenses                                         $ 5,000
                                                                        -------
                      Total                                             $36,596

Item 15. Indemnification of Directors and Officers

        The Nevada Private Corporation Law ("NPCL") provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party, by reason of the fact that such person was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, to (x) any action or suit by or in the right of the corporation against expenses, including amounts paid in settlement and attorneys' fees, actually and reasonably incurred, in connection with the defense or settlement believed to be in, or not opposed to, the best interests of the corporation, except that indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction to be liable to the corporation or for amounts paid in settlement to the corporation and (y) any other action or suit or proceeding against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred, if he or she acted in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, reasonable cause to believe his or her conduct was unlawful. To the extent that a director, officer, employee or agent has been "successful on the merits or otherwise" the corporation must indemnify such person. The articles of incorporation or bylaws may provide that the expenses of officers and directors incurred in defending any such action must be paid as incurred and in advance of the final disposition of such action. The NPCL also permits the Registrant to purchase and maintain insurance on behalf of the Registrant's directors and officers against any liability arising out of their status as such, whether or not Registrant would have the power to indemnify him against such liability. These provisions may be sufficiently broad to indemnify such persons for liabilities arising under the Securities Act.

        The Company's Bylaws provide that the Company shall, to the fullest extent permitted by applicable law, indemnify any director or officer of the Company in connection with certain actions, suits or proceedings, against, expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred. The Company is also required to pay any expenses incurred by a director or officer in defending such an action, in advance of the final disposition of such action. The Company's Bylaws further provide that, by resolution of the Board of Directors, such benefits may be extended to employees, agents or other representatives of the Company.

        The NPCL provides that a corporation's articles of incorporation may contain a provision which eliminates or limits the personal liability of a director or officer to the corporation or its stockholders for damages for breach of fiduciary duty as a director or officer, provided that such a provision must not eliminate or limit the liability of a director or officer for: (a) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law; or (b) the payment of illegal distributions. The Company's Restated Articles of Incorporation include a provision eliminating the personal liability of directors for breach of fiduciary duty except that such provision will not eliminate or limit any liability which may not be so eliminated or limited under applicable law.

        Under the terms of the registration rights agreement with the selling stockholders, they and registrant have agreed to indemnify each other under certain circumstances.

Item 16.  Exhibits.

          Exhibit Number        Exhibit
          --------------        -------
               *5.1             Opinion of Woodburn and Wedge
              *23.1             Consent of KPMG LLP, Independent Certified Public Accountants
               23.2              Consent of Woodburn and Wedge (see Exhibit 5.1)
               24.1              Powers of Attorney (included on page II-4)
              *Previously filed

Item 17.  Undertakings

1. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the provisions described in Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

2.   The undersigned Registrant hereby undertakes:

     (a) To file, during the period in which offers or sales are being made, a post-effective amendment to this registration statement;

              (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 per cent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          provided, however, that subparagraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment to those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

3. The undersigned Registrant hereby undertakes that for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange

     Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

4. The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

5. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.


                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Kailua-Kona, Hawaii, on August 9, 2000.



                              CYANOTECH CORPORATION


                                By:/s/ Gerald R. Cysewski
                                   ------------------------------
                                       Gerald R. Cysewski
                                       Chief Executive Officer,
                                       President and Chairman of the Board

                                POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS that each person whose signature appears below constitutes and appoints each of Ronald P. Scott and Gerald R. Cysewski, with the power of substitution, his attorney-in-fact, to sign any documents relating to this Registration Statement, including all amendments to this Registration Statement (including post-effective amendments), and to file same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or their substitutes, may do or cause to be done by virtue thereof.

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

       SIGNATURE                            CAPACITY                                     DATE
       ---------                            --------                                     ----

/s/ Gerald R. Cysewski          Chairman of the Board,                                  August 9, 2000
----------------------          President and Chief Executive Officer
Gerald R. Cysewski              Director


/s/ Ronald P. Scott             Executive Vice President, Finance and                   August 9, 2000
----------------------          Administration, Chief Financial Officer and Chief
Ronald P. Scott                 Accounting Officer, Director

/s/ Eric H. Reichl              Director                                                August 9, 2000
----------------------
Eric H. Reichl

/s/ John T. Waldron             Director                                                August 9, 2000
----------------------
John T. Waldron

/s/ Paul C. Yuen                Director                                                August 9, 2000
----------------------
Paul C. Yuen